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                                                                   Exhibit 10.31


                              EMPLOYMENT AGREEMENT

[Executed by R.J. Hornbaker, C.D. McNeal, G.A. Shedlarski, R.F. Shuff, M.E. Vernon, R.B. Wayman, and H.D. Wynn.]

         EMPLOYMENT AGREEMENT, dated August 1, 1997 by and between Flowserve
Corporation (the "Company") and               , (the "Executive").

         This Agreement summarizes the terms and conditions of employment between the Company and the Executive and cancels and supersedes all other employment related agreements between the parties (including any such agreements by and between the Executive and BW/IP, Inc.).

         1. Term. This Agreement is effective as of August 1, 1997 and terminates on July 31, 2001 (the "Term").

         2. Position and Primary Place of Employment. During the Term, the
Executive shall serve as         , or such other position assigned by the
Company. Beginning January 1, 1998 (or such later date set by the Company), you will perform your services for the Company at its headquarters in Dallas, Texas.

         3. Base Salary. During the Term, your base salary shall be determined by the Company but shall in any event be no less than that in effect on August 1, 1997 ("Base Salary"). The Company shall review your Base Salary annually and make such adjustments as it, in its discretion, determines.

         4. Bonus. During the Term, your annual bonus opportunity shall be an amount or percentage of your Base Salary equal to that provided to other peer executives of the Company but shall in any event be no less than your annual bonus opportunity in effect on August 1, 1997 ("Annual Bonus Opportunity").

         5. Other Benefits. You shall be eligible for long term incentive opportunities, equity-based compensation and retirement, welfare and fringe benefits equal to those provided to other peer executives of the Company.

         6. Termination Benefits. If (i) the Company terminates you without Cause or (ii) you terminate with Good Reason (together, a "Qualifying Termination"), you shall be eligible for the benefits described in Section 7(a). If your employment with the Company is terminated for any other reason (including Disability), you shall be entitled to the benefits described in
Section 7(b).

                  (a) For purposes of this Agreement, "Cause" means your (i) willful and continued failure to perform your duties after you have been requested to do so by the Chief Executive Officer of the Company or (ii) engaging in illegal conduct or gross misconduct that is materially injurious to the Company.

                  (b) For purposes of this Agreement, "Good Reason" means (i) a substantial, detrimental change in your position, duties or status that the


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         Company fails to promptly remedy after you provided written notice to the Company's Chief Executive Officer, (ii) a decrease in Base Salary that is not part of a general reduction applied to other peer officers of the Company, (iii) the Company's material failure to comply with its obligations under this Agreement or (iv) the Company terminates your employment without Cause.

                  (c) Your employment with the Company shall be terminated due to Disability if you are unable to perform the primary duties of your position for 180 days due to a physical or mental impairment.

         7.       Termination Benefits.

                  (a) If your employment with the Company is terminated in a Qualifying Termination you shall receive the following benefits: (i) accrued but unpaid Base Salary to the date of your termination, (ii) any earned but unpaid bonus, (iii) any benefits for which you are eligible under the terms of any Company benefit plan or arrangement,
         (iv) a pro rata portion of your Annual Bonus Opportunity for the year of termination and (v) Severance Benefits. For purposes of this Agreement, "Severance Benefits" means the product of (X) the sum of your Annual Base Salary as of the date of your termination and the average of the annual bonus actually paid to you during the last two calendar years and (Y) a multiple, which shall be three (3) if your termination occurs before August 1,1998, two (2) if your termination occurs after July 31, 1998 and before August 1, 1999 or one (1) if your termination occurs on or after August 1, 1999 and on or before July 31, 2001. Subject to Section 8, Severance Benefits shall be paid in equal monthly payments over the number of years equal to the applicable multiple (i.e., 3,2, or 1 depending on the date of your termination) used to calculate the amount of your Severance Benefits. Subject to Section 8, Severance Benefits shall not be offset or reduced by compensation received from any other source after your Qualifying Termination.

                  (b) If your employment is terminated before August 1, 2001 in other than a Qualifying Termination, you shall only receive the benefits described in Clauses (i), (ii) and (iii) of Section 7 (a).

                  (c) By executing this Agreement you acknowledge your ineligibility for, and waive any other right you may have to receive, any other severance or termination benefits provided by the Company or its subsidiaries, except for such benefits as are provided under your contract with the Company which provides severance benefits to you subsequent to and contingent upon a change of control of the Company (the "CIC Benefits"). In the event that you receive any CIC benefits, then you shall be eligible to receive no benefits hereunder.


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         8. Non-Competition and Non-Solicitation. During the period in which
Severance Benefits are payable, in the case of any Qualifying Termination, or during the one year period following your termination for any other reason, you agree not to (i) engage, anywhere in the world, in any business activity or render any services or advice to any business, activity, person or entity that competes in any material manner with the Company or its subsidiaries or (ii) solicit or otherwise encourage employees of the Company or its subsidiaries to accept employment with or provide services to any other business or entity. If you violate this Section 8, all Severance Benefits shall immediately cease and shall be irrevocably forfeited. In addition, you (i) acknowledge that the Company and its subsidiaries will not have any adequate remedy at law and would be irreparably harmed if you violate this Section 8 and (ii) agree that the Company and its subsidiaries will be entitled to injunctive or equitable relief in the event of any actual or threatened breach of this Section 8. The provisions of this Section 8 will survive the termination of this Agreement.

         9. Mandatory Release. In order to receive the severance benefits hereunder, you must execute a general release of all claims against the Company, its officers, its directors, its affiliates and its employees in a form satisfactory to the Company, immediately prior to the receipt of your first payment of any such benefits. If you fail to execute such release within thirty
(30) days of your termination from the Company, you will forfeit the right to such benefits.

         10. Choice of Law. This Agreement shall be governed by the law of New York, without regard to its choice of law provisions.


         IN WITNESS WHEREOF, the Executive and the Company have entered into this Agreement as of the date first written above.


EXECUTIVE                                 FLOWSERVE CORPORATION



                                          By:
---------------------------                   -----------------------------
                                              Bernard G.  Rethore
                                              Chairman and CEO